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                                                                    EXHIBIT 99.3

DRAFT

October 24, 1997

California Independent System Operator Inc.
Attn.  Mr. Jeffrey D. Tranen
       President and Chief Executive Officer
151 Blue Ravine Road
Sacramento, California 95630

Re: Allegation of Conflict of Interest


Dear Mr. Tranen:

This letter is in response to your letter dated October 22, 1997, and our earlier telephone discussion regarding your allegations that associates of Perot Systems Corporation discussed "inside information" with a third party in purported breach of the Scheduling Applications, Scheduling Infrastructure and Business Systems Contract between the ISO Alliance and the ISO Restructuring Trust dated as of March 14, 1997 (the "Contract"), or that we may have a conflict of interest in pursuing certain sales and marketing activities.

First, I'd like to assure you unequivocally that no "inside information" of the ISO has been, or will be, disclosed by Perot Systems or any of its associates to anyone, except as permitted by the Contract. The confidentiality of our client's affairs is a cornerstone of our business, and we will not tolerate any such breach of client's trust.

I have spoken to Ed Smith, Paul Gribik and other members of our team about your letter and have satisfied myself that no inappropriate disclosures of "inside information" have occurred. At no time has Perot Systems offered to assist anyone to exploit "potential weaknesses and shortcomings in the ISO's system," or suggested that our involvement in developing the ISO's system would allow us to exploit any knowledge we have about the ISO's system. Without discussing this matter further with you, we can only speculate that someone has not distinguished between the ISO's business protocols and the systems that implement these protocols.

I can also assure you that neither Perot Systems nor, to our knowledge, the ISO Alliance has introduced any changes or modifications other than those specified by the ISO Contract, the Detailed Statement of Work (DSOW), or documented change orders. The introduction of surreptitious code into the ISO System, or the unauthorized disclosure or use of any legitimate functionality of the ISO System, by



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Mr. Jeffrey D. Tranen
24 October 1997
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any Perot Systems associate or subcontractor would violate our Standards of
Ethical Practices that would result in immediate, unequivocal disciplinary action.

As you know, Perot Systems has long been involved in the public process leading to the deregulation of California's electricity markets. In particular, Paul advised the group that developed the business protocols under which the ISO will allocate and price congested transmission - long before the ISO Alliance and Perot Systems were engaged by the ISO. In addition, Paul and many others have publicly suggested strategies for participants to optimize their operations and maximize their profitability under these protocols. In response to your question about the use of the term "gaming", I found that it was used in context as a mathematical process for business optimization, not in context as a gambling term or manipulative process. Perot Systems markets consulting services based on our collective understanding of these new business protocols and the related markets. I have enclosed a white paper that sets forth the essence of our sales presentation and a copy of the slides recently used by Paul in his sales presentations for your information. At your convenience, Ed, Paul, Ken Scott and I will make ourselves available to meet with you to discuss in detail our marketing activities with respect to the California electricity markets. However, we will be able to discuss the details of any discussions we may have had with a specific client or potential client only with their prior consent.

Second, I would like to address your concerns about a potential conflict of interest under Article 31 of the Contract. After reviewing your letter and discussing the matter with Ed, Paul, and other associates, I am convinced that no material conflict of interest exists between our activities for third parties and our obligations to the ISO under the Contract.

Section 31.2 of the Contract (in conjunction with the subcontract between the ISO Alliance and Perot Systems) requires Perot Systems to use "reasonable care and diligence to prevent any actions or conditions which could result in a conflict of interest." Section 31.1 describes two basic scenarios in which a conflict could arise: (i) a relationship, contract or employment which could result in a material conflict with the best interests of ISO, or (ii) a relationship, contract or employment which could in any way materially compromise the Work to be performed under the Contract.

The existence of a conflict of interest in violation of the Contract is refutable under either scenario. With respect to the first, the Contract contemplates the ability of Perot Systems to perform services for third persons.
Section 31.3 of the Contract requires only that Perot Systems "will not accept any employment or engage in any work which creates a material conflict of interest with (ISO) or in any way materially compromises the Work to be performed under the Contract, within the context of (Perot Systems') policies and rules relating to business ethics." Perot Systems is in full compliance with its policies and rules relating to business ethics, and, therefore, the Contract. With respect to the second scenario, no conflict that could compromise the Work exists because, in part, neither Ed Smith nor Paul Gribik are currently engaged on a day-to-day basis with the Work to be performed under the
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Mr. Jeffrey D. Tranen
24 October 1997
Page 3


Contract. In fact, the Work is progressing substantially in accordance with the terms of the Contract.

With respect to your request that Perot Systems cease offering its consulting services to potential ISO market participants, we have concluded that the Contract contains no such requirement and that doing so could harm our business prospects.

We hope that this letter satisfactorily resolves your concerns in this matter. Accordingly, we are declining to provide you with additional information you have requested at this time.

I hope that you will take the opportunity to meet with Ed, Paul, Ken Scott and me to develop a more thorough understanding of our service offerings and our approach to this new market. Perhaps, this will allow our companies to avoid any disagreements based on incomplete or erroneous information and will allow the good relationship that we have established to date with the ISO to continue to develop.

Perot Systems and each of the individuals named in your letter would appreciate receiving a retraction of your allegations, since your publication of these allegations to the participants in the ISO Alliance, your law firm and possibly other, could cause considerable damage to our and their reputations. We would appreciate your attention to this task and would be glad to assist you in any way to facilitate this.

Thank you for calling me when you had concerns about our performance. Only by such direct and clear communication can we keep on track and provide the best service level to the ISO. As always, all of us on the Perot Systems team stand ready to help you whenever we can.

Sincerely,

H. Ronald Nash
Vice President